Exhibit 10.3

EXECUTION VERSION

SIXTH AMENDMENT TO MASTER LEASE

This SIXTH AMENDMENT TO MASTER LEASE (the “Amendment”) is entered into as of February 14, 2020 (the “Effective Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Master Lease (as hereinafter defined).

RECITALS

A. Landlord and Tenant have entered into that certain Master Lease dated as of April 25, 2016, as amended by that certain (i) First Amendment to Master Lease dated as of August 1, 2016, (ii) Second Amendment to Master Lease dated as of October 5, 2017, (iii) Third Amendment to Master Lease dated as of January 29, 2019, (iv) Fourth Amendment to Master Lease dated as of March 7, 2019 and (v) Fifth Amendment to Master Lease dated as of April 1, 2019 (as so amended, the “Master Lease”),

B. Landlord and Tenant desire to amend the Master Lease by removing the Mandalay Bay Hotel and Casino (including Mandalay Place) located at 3950 (and 3930) Las Vegas Blvd. South, Las Vegas, Clark County, NV (“Mandalay Bay”) from the Leased Property demised pursuant to the Master Lease.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Amendment

1.1 Removal of Mandalay Bay from Leased Property. Landlord and Tenant hereby agree that from and after the Effective Date, (i) Mandalay Bay shall be deleted from the “List of Facilities” set forth on Exhibit A to the Master Lease, (ii) the legal description of Mandalay Bay described in Schedule I attached hereto is hereby deleted from Part I of Exhibit B to the Master Lease, (iii) Mandalay Bay shall no longer constitute a portion of the Leased Property, and shall not be a Facility, for all purposes under the Master Lease, and (iv) each of the Operating Subleases subleasing any portion of Mandalay Bay shall no longer be in effect.

1.2 Rent; Refund for Prepaid Rent. From and after the Effective Date, the Rent due under the Master Lease shall be reduced by an aggregate amount of $133,000,000 per annum (“Mandalay Annual Rent Payment”), comprised of $120,400,000 per annum of Base Rent and $12,600,000 per annum of Percentage Rent. Accordingly, (a) the amount of Eight Hundred Fifty Five Million Five Hundred Sixty Thousand Eight Hundred Eighty Dollars ($855,560,880) set forth in the definition of “Base Rent” is hereby replaced with the amount of Seven Hundred Thirty Five Million One Hundred Sixty Thousand Eight Hundred Eighty Dollars ($735,160,880), and (b) the amount of Ninety Million Five Hundred Thousand Dollars ($90,500,000) set forth in the definition of “Percentage Rent” is hereby replaced with the amount of Seventy Seven Million Nine Hundred Thousand Dollars ($77,900,000). All financial calculations under the Master Lease for any period (including, without limitation, for any period prior to the Effective Date and including, without limitation, for purposes of computing Percentage Rent and the Adjusted Revenue to Rent Ratio and for purposes of Section 23.3. of the Master Lease) shall be calculated as if Mandalay Bay had never been included in the Master Lease. On the Effective Date, Landlord shall refund to Tenant, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Tenant to Landlord in writing, an amount equal to that portion of the Mandalay Annual Rent Payment that has been prepaid to Landlord by Tenant for any period from and after the Effective Date (with any portion of the Mandalay Annual Rent Payment paid during the month in which the Effective Date occurs to be pro rated for such month based on the number of actual days in such month).

1.3 Identified Subleases. From and after the Effective Date, all Identified Subleases relating to Mandalay Bay shall no longer be included in the definition of “Identified Subleases” under the Master Lease.

1.4 Gaming Licenses. The gaming licenses relating to Mandalay Bay shall be deleted from the description of gaming licenses set forth on Exhibit D to the Master Lease.

ARTICLE II

Reaffirmation of Guaranty

2.1 Reaffirmation of Guaranty. By executing this Amendment, Guarantor acknowledges and agrees that Tenant’s obligations under the Master Lease have been modified by this Amendment and therefore Guarantor’s Obligations (as defined in the Guaranty) have been modified by this Amendment. Guarantor hereby reaffirms the Guaranty and Guarantor’s Obligations thereunder, as modified by this Amendment.

ARTICLE III

Intentionally Omitted

ARTICLE IV

Miscellaneous

4.1 No Further Amendment. The Master Lease shall remain in full force and effect, unmodified, except as expressly set forth herein.

4.2 Governing Law. Subject to Section 41.5 of the Master Lease, this Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflicts of laws principals.

4.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Sixth Amendment to Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

MGP Lessor, LLC, a Delaware limited liability company

By:	/s/ Andy Chien
Name: Andy Chien
Title: Chief Financial Officer and Treasurer

TENANT:

MGM Lessee, LLC, a Delaware limited liability company

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Assistant Secretary

Guarantor executes this Amendment solely for purposes of the acknowledgement and reaffirmation of Guaranty contained in Article II hereof. GUARANTOR:
MGM Resorts International

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Chief Corporate Counsel & Assistant Secretary